Exhibit 99.1

AmerisourceBergen becomes Cencora, in alignment with the company’s growing global footprint and central role in pharmaceutical access and care

New name of company reflects unified global presence and collective goal of creating healthier futures by accelerating positive outcomes for customers and their patients

Company announces more than $5 million commitment to global corporate philanthropic efforts

CONSHOHOCKEN, Pa. (August 30, 2023) – Cencora, Inc. (NYSE: COR) today announced the completion of its name and stock ticker change from AmerisourceBergen Corporation (NYSE: ABC), marking the latest stage of the company’s evolution as a leader in global pharmaceutical services. Cencora will begin trading under the new ticker symbol “COR” on the New York Stock Exchange at the open of the market trading today, August 30, 2023.

Under the new name Cencora, the company unifies its 46,000 employees – across several global business segments – under one identity, propelled by a bold vision and purpose-driven approach to creating healthier futures.

The new name underscores Cencora’s experience and vision when it comes to connecting manufacturers, providers, pharmacies and patients, and ensuring the consistent, reliable flow of treatments to those who need them at a time of growing complexity.

"Today is a significant and exciting milestone for Cencora. Our new name is a reminder of our customers, their patients, and our team members who are at the center of everything we do,” said Steven H. Collis, Chairman, President & Chief Executive Officer of Cencora. “It represents the healthier futures we strive for serving as a trusted industry partner that prioritizes innovation, advocates for patient access, and advances strategic partnerships across the global pharmaceutical value chain.”

As a global healthcare company, Cencora will continue to invest in and focus on its core pharmaceutical distribution business, while also growing its platform of pharma and biopharma services to support pharmaceutical innovation and access across the globe.

Aligned with the company’s purpose, and to commemorate this seminal moment in the organization’s history, Cencora also announced a $5 million donation to the Cencora Impact Foundation, formerly known as the AmerisourceBergen Foundation, an independent not-for-profit charitable giving organization. The donation will be used to launch the Cencora Healthier Futures Grant Program, which aims to identify opportunities to support those on the front lines of healthcare in underserved populations who are driving innovation in global health. Targeted donations from the Cencora Healthier Futures Grant Program, operated by Cencora Impact Foundation, will go toward nonprofits and charities around the world that are advancing access to care and directly impacting communities in need.

The inaugural donation out of the Cencora Healthier Futures Grant Program will be a $500,000 grant made to the UNICEF Health Fund, which focuses on ensuring that every child has the ability to survive and thrive by providing strong primary healthcare systems, training healthcare professionals, and working closely with national governments to ensure programs are replicable at scale. These system-wide responses aim to reduce the number of maternal and newborn deaths, provide children with immunizations, reduce malnutrition, address adolescent mental health, and combat the rise of non-communicable diseases.

“We are grateful for support from the Cencora Impact Foundation to help UNICEF deliver large-scale, sustainable results in ensuring the health of the world’s most vulnerable children,” said V. Renée Cutting, Chief Philanthropy Officer, UNICEF USA.

Cencora Ventures, formerly known as AB Health Ventures, the company’s dedicated corporate venture fund, has also committed to donating 10% of future realized profits to support the efforts of the Cencora Impact Foundation and its continued work to improve healthcare access globally.

For more information about the rebrand and updated design and branding elements, visit: www.cencora.com

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $200 billion in annual revenue. Learn more at www.cencora.com

Contacts:

Media:
Lauren Esposito
215-460-6981
lesposito@amerisourcebergen.com

Investors:
Bennett S. Murphy
610-727-3693
bmurphy@amerisourcebergen.com